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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Mesa Air Group, Inc. on Form S-3 of our report dated November 22, 2002 (June 10, 2003 as to Note 22) (which expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the company's significant code-share agreements, 2) the company's change in its method of accounting for maintenance costs and 3) the restatement described in Note 22 for business segment reporting) appearing in the June 10, 2003 Report on Form 8-K of Mesa Air Group, Inc. for the year ended September 30, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

Phoenix, Arizona
September 2, 2003